EXHIBIT 99

Farmers & Merchants Bancorp
Receives Regulatory Approvals to acquire Delta National Bancorp

Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, today announced that it has received all required regulatory approvals from the FDIC and California State Department of Business Oversight in order to  complete its previously announced acquisition of Delta National Bancorp.

Furthermore, Farmers & Merchants Bancorp has received notice from the U.S. Securities and Exchange Commission that the effective date of the Company’s Registration Statement on Form S-4 (File No. 333-213337) was 5:00 p.m. on September 9, 2016.

Based upon these approvals, Delta National Bancorp has scheduled its annual shareholders’ meeting to approve the transaction for October 17, 2016.

Farmers & Merchants Bancorp’s Chairman, President and CEO Kent Steinwert said, “We are pleased that this transaction is moving forward as scheduled.  The Definitive Agreement was just signed on June 8, 2016 and we are anticipating a closing date in mid-to-late November 2016, subject to the satisfaction of the remaining conditions set forth in the agreement.  The responsiveness and support received from our State of California and Federal regulators has been commendable.  We continue to believe this business combination offers customers and shareholders advantages and will position F&M Bank in two new markets while enhancing market share in Turlock and Modesto.”

About Delta National Bancorp
Delta National Bancorp is the parent holding company for Delta Bank National Association, a locally owned and operated community bank established in 1973, serving the needs of consumers and businesses through four locations in Stanislaus and San Joaquin counties.  As of June 30, 2016, the Bank had approximately $109 million in total assets and serves the communities of Manteca, Riverbank, Modesto and Turlock.

About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank, which is currently celebrating its 100th anniversary.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 24 convenient locations. As of June 30, 2016, the Bank had approximately $2.7 billion in total assets.  The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord.  The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for 24 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward-Looking Statement
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, ongoing drought conditions in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.